Exhibit 4.3

AXIALL CORPORATION

THIRD SUPPLEMENTAL INDENTURE

To the Indenture dated as of December 22, 2009

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of February 1, 2013, among Axiall Corporation (formerly known as Georgia Gulf Corporation), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of December 22, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 9% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and other provisions contained in the Indenture pursuant to the Offer to Purchase and Consent Solicitation Statement, dated January 17, 2013 (as it may be amended or supplemented from time to time), and the related Letter of Transmittal and Consent (as it may be amended or supplemented from time to time);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes have duly consented to the proposed amendments set forth in this Third Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, all other conditions precedent provided under the Indenture have been satisfied to permit the Company, the Guarantors and the Trustee to enter into this Third Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS.

(a) Section 4.03 of the Indenture is deleted in its entirety and replaced with the following:

“SECTION 4.03. Reports.

The Company will comply with the provisions of TIA Section 314(a).”

(b) Section 4.04 of the Indenture is deleted in its entirety and replaced with the following:

“SECTION 4.04. Compliance Certificate.

The Company shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.”

(c) The Indenture is hereby amended by deleting the following Sections of Article 4 of the Indenture and all references thereto and obligations thereunder: 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17 and 4.18, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(d) The Indenture is hereby amended by deleting Section 5.01 of the Indenture and all references thereto and obligations thereunder, in its entirety, and replacing such Section with the following: “Intentionally omitted.”

(e) Clause (3) of Section 6.01 of the Indenture is deleted in its entirety and replaced with the following: “(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 4.10 hereof;”

(f) The Indenture is hereby amended by deleting clauses (4), (5) and (6) of Section 6.01 of the Indenture and all references thereto and obligations thereunder, in each case in its entirety, and replacing each such clause with the following: “Intentionally omitted.”

(g) Any defined terms contained in the Indenture, the Notes or the Note Guarantees but no longer used as a result of the amendments made by this Third Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture, the Notes or the Note Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Third Supplemental Indenture and the term it defines is still used in the Indenture, the Notes or the Note Guarantees shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture. Any cross-references contained in the Indenture, the Notes or the Note Guarantees but no longer applicable as a result of the amendments made by this Third Supplemental Indenture are hereby eliminated in the Indenture.

3. EFFECT AND OPERATION OF THIRD SUPPLEMENTAL INDENTURE. This Third Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Guarantors and the Trustee, and thereupon this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Third Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

4. INDENTURE AND THIRD SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Third Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

5. TRUST INDENTURE ACTS CONTROLS. If any provisions hereof limit, qualify or conflict with any provisions of the TIA required under the TIA to be a part of or govern this Third Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provision of the TIA as so modified or excluded hereby shall apply.

6. NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, member, general or limited partner, quotaholder, stockholder or agent of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. COUNTERPARTS. The parties may sign any number of copies of this Third Supplemental Indenture (including facsimile transmission or portable document format). Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

AXIALL CORPORATION

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

AXIALL, LLC (F/K/A GEORGIA GULF CHEMICALS & VINYLS, LLC)
GEORGIA GULF LAKE CHARLES, LLC

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Vice President-General Counsel and Secretary

ROYAL MOULDINGS LIMITED
ROYAL WINDOW AND DOOR PROFILES PLANT 13 INC.
ROYAL WINDOW AND DOOR PROFILES PLANT 14 INC.
PLASTIC TRENDS, INC.
ROYAL GROUP SALES (USA) LIMITED
ROME DELAWARE CORP.
ROYAL PLASTICS GROUP (U.S.A.) LIMITED

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Vice President and Secretary

EXTERIOR PORTFOLIO LLC

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Vice President

Signature Page – Third Supplemental Indenture

EAGLE SPINCO INC.
EAGLE HOLDCO 3 LLC
EAGLE US 2 LLC
EAGLE CONTROLLED 2 OHIO SPINCO, INC.
EAGLE NATRIUM LLC
EAGLE PIPELINE, INC.
PHH MONOMERS, LLC

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jack Ellerin
Authorized Signatory

Signature Page – Third Supplemental Indenture